Exhibit 99.1

Contact:	Randall J. Larson, President Frederick W. Boutin, Senior Vice President/Treasurer 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. CLOSES TWO ACQUISITIONS

Monday, December 31, 2007	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (“Partnership”) (NYSE: TLP) today announced that it closed the acquisition of 21 refined petroleum products terminaling facilities and associated real property, improvements, easements, licenses and permits along the Colonial and Plantation Pipelines (“Southeast Terminals”) from TransMontaigne Inc. for an aggregate purchase price of approximately $125 million.  The terminaling facilities have aggregate active storage capacity of approximately 9 million barrels.  The Partnership will borrow approximately $125 million under its existing Senior Secured Credit Facility to finance the acquisition.

In connection with the acquisition of the Southeast Terminals, the Partnership entered into a terminaling services agreement with Morgan Stanley Capital Group Inc. (“Morgan Stanley Capital Group”).  The terminaling services agreement commences on January 1, 2008 and has a seven-year term expiring on December 31, 2014, subject to a seven-year renewal option at the election of Morgan Stanley Capital Group.  Under this agreement, Morgan Stanley Capital Group has agreed to throughput a volume of refined product that will result in minimum throughput payments to the Partnership of approximately $31 million for the contract year ending December 31, 2008, with stipulated annual increases in throughput fees each contract year thereafter.

The Partnership today also announced that it has closed on the acquisition from Rio Vista Energy Partners L.P. (“Rio Vista”) of its terminal facility in Matamoros, Mexico, two pipelines from Brownsville, Texas to Matamoros, Mexico, with associated rights of way and easements and 47 acres of land, together with a permit to distribute liquefied petroleum gas (“LPG”) to Mexico’s state-owned petroleum company.  The total purchase price for these LPG assets was approximately $11 million.  These LPG assets complement the Partnership’s existing LPG storage facilities at Brownsville, Texas.

With the acquisition of Rio Vista’s LPG assets, the acquisition of the Southeast Terminals, and the expected performance of the Partnership’s existing operations, the Partnership anticipates increasing its quarterly cash distribution to unitholders by $0.05 to $0.08 per unit.  The increase in the Partnership’s quarterly cash distribution to unitholders would occur following the inclusion of the results from both acquisitions in its consolidated results of operations for a full calendar quarter.

1670 Broadway • Suite 3100 • Denver, CO  80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO  80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Midwest.  We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 16, 2007, and in “Risk Factors” in the company’s Prospectus Supplement dated May 17, 2007 to the Prospectus dated May 10, 2007, as filed with the Securities and Exchange Commission on May 18, 2007 (Securities Act File No. 333-142108).

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